Exhibit 10.1

Working Interest Purchase and Sale

THIS WORKING INTEREST PURCHASE AND SALE AGREEMENT (“the Agreement”) is made and entered into effective the 19th day of January, 2012, by and between MESA CHICA GEOPHYSICAL, INC. whose address is P. 0. Box 781046, San Antonio, TX 78278, represented herein by its duly authorized President, Trace Maurin and FIRST TITAN CORP whose address is 495 Grand Boulevard, Suite 206, Miramar Beach, FL 32550, a Florida corporation, (“Purchaser”), represented herein by its duly authorized president, Robert Federowicz;

Seller and Purchaser are sometimes collectively referred to herein as” the Parties”.

WITNESSETH

WHEREAS, Purchaser desires to acquire operating Oil and Gas assets, and

WHEREAS, Seller represents that it has under agreement to acquire or option to acquire or has working interests in certain Oil and Gas Minerals, hereinafter sometimes referred to as “Oil and Gas Leases” or contractually and more specifically for this agreement the “Big Canyon Prospect” located within the field description as follows:

The Big Canyon Prospect covers approximately 640 net acres in Terrell County, TX legally described in Addendum A.  Purchaser is hereby granted an option to lease additional acreage from the following:

5634 acres designated as controlled by Maurin-Riggs and 2880 acres designated as controlled by Maurin James as described in detail below.

WHEREAS, Purchaser desires to acquire an 82.5% working interest and 64.35% Net Royalty Interest in the Big Canyon Prospect which is further described as follows:

1.	Purchaser shall have the right to drill one well within six (6) months

2.

Purchaser shall have the right to drill a second well within the second six (6) months of the term of this agreement if the first well is unsuccessful which would include a dry well among other reasons as per industry standards.

3.

If the first well is commercially producible, Purchaser must pay a bonus of TWO HUNDRED DOLLARS AND N0/100 ($200.00) per acre for the entire leased acreage. This production bonus will be due six (6) months after reaching Total Depth (TD).

4.

If the second well is commercially producible, Purchaser must pay a bonus of TWO HUNDRED DOLLARS AND N0/100 ($200.00) per acre for the entire leased acreage. This production bonus will be due six (6) months after reaching Total Depth (TD). This production bonus WILL NOT APPLY if a production bonus was paid on the first well.

See Addendum B for complete explanation of the division of interests.

WHEREAS, Purchaser has agreed that all rights, titles, interests and privileges granted herein unto Purchaser and all rights and obligations attributable thereto after the date hereof shall be owned and borne by Purchaser as set forth in this agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

A. Purchase of Oil and Gas Lease Working Interest

Following the receipt from Purchaser of a timely and duly executed original of this Agreement, Seller will acknowledge the Purchaser has purchased and is considered on title as a Working Interest owner in the oil and gas leases it acquires and made a part hereof, of the undivided 82.5%working interest to the Big Canyon Prospect acquired by Buyer subject to the following terms, conditions, reservations and limitations:

1. The above mentioned Working Interest shall be made without warranty of any kind, express or implied, except by, through and under Seller.

2. Said Working Interest shall be made subject to the terms, covenants and conditions of this agreement.

3. Seller shall retain a 17.5 % carried interest.

In the event any oil and gas lease acquired within the lease Area and subject to this Agreement, covers less than the full undivided fee estate in the oil, gas and associated hydrocarbons in the lands covered thereby, or in the event the leasehold interest acquired covers less than 100.00% of the leasehold estate in said lease, then as to such oil and gas lease the interest assigned and the overriding royalty interests reserved herein shall be proportionately reduced as to the interest acquired; and

4. All taxes and operating costs related to this agreement shall be born by Purchaser.

B. Consideration

As consideration, Purchaser shall pay to Seller the sum of SIXTY THOUSAND DOLLARS AND NO/100 ($60,000.00) payable as follows:  Purchaser shall mail to Seller, to the address listed above, on each Friday beginning on January 27, 2012, the sum of $5,000.00 until the full consideration has been paid.

ARTICLE II

Operating Agreement

Prior to the commencement of drilling and the transfer of drilling funds to the operating company, a joint operating agreement will be negotiated and signed by all parties. No drilling will commence until100% of the Authorization For Expenditures, as defined by the industry, has been received by the designated operator.

ARTICLE III

Area of Mutual Interest

The additional acreage optioned for lease and identified within the legal descriptions above, shall be designated as an Area of Mutual Interest (“AMI”) which shall expire on the termination of this Agreement.  If any party hereunder acquires any interest within the AMI, the acquiring party will notify the non-acquiring party in writing of the terms of the acquisition and any costs and/or obligations incurred pursuant thereto, within fifteen (15) days following the acquisition.  The non-acquiring party will elect in writing within thirty (30) days from its receipt of such notice, as to its election to participate or not participate with its proportionate share of the acquisition. Each non-acquiring party’s election to participate will be accompanied by payment of its share of costs associated with the acquisition. If the non-acquiring party elects not to participate with its proportionate share of the acquisition, the acquiring party may retain the interest for its own benefit.

The non-acquiring party’s failure to respond and make payment within the designated time frame shall be deemed an election not to participate in the acquisition. If the interest acquired covers lands lying partially inside and partially outside the boundaries of the AMI, the acquiring party shall offer the entirety of such interest to the non-acquiring party.  If a non-acquiring party acquires its proportionate share of such interest, the lands lying outside the AMI and covered by the interest acquired, shall become a part of the Big Canyon Prospect subject to this Agreement along with any addendums agreed to between the parties and the AMI shall be enlarged to include said lands.  Each lease, right, title or interest acquired under the terms of this AMI shall be subject to the burdens specified in this agreement and shall include specifically the carried working Interest specified in hereinabove unless modified by agreement between the parties.

Seller does not normally deal with individuals or companies who are not other oil companies or experienced service contractors or sophisticated investors, and it is understood all parties have experience in the oil and gas industry or understand the risks associated with doing business within that industry.

ARTICLE IV

Miscellaneous

A. Paragraph Headings

The paragraph headings inserted in this agreement are utilized solely for reference purposes and do not constitute substantive matter to be considered in construing the terms of this agreement.

B. Time is of the Essence

It is specifically understood and agreed that time is of the essence hereof.

C. Liability

All liability hereunder shall be several and not joint or collective.  It is not the purpose of this agreement to create a Partnership for a specific purpose, joint venture, or any other relationship, which would render the parties liable as Parties, associates, or joint ventures.

D. Reassignment

If any party hereto desires to release, surrender, abandon or let expire any of the Oil and Gas Leases, it shall first give the other party ten (10) days advance written notice thereof and the other parties shall have the right at their option to receive an assignment of said lease(s) at no cost to the parties receiving the assignment.

E. Entire Agreement

This agreement contains the entire agreement between the parties hereto relative to the Big Canyon Prospect.  Any prior agreements, promises, negotiations or representations not expressly set forth in this agreement are of no force and effect.  No variations, modifications, or changes herein or hereof shall be effective unless evidenced by a written document executed by the parties hereto.

F. Counterparts

This agreement may be executed in any number of counterparts and each counterpart so executed shall have the same force and effect as an original instrument and as if all of the parties to the aggregate counterparts had signed the same instrument, provided that this agreement shall not be effective, as to any party until executed by the party hereto.

G. Binding Agreement

The terms, covenants and conditions of this agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, devisees, legal representatives, successors and assigns, and such terms, covenants and conditions shall be deemed covenants running with the land; however, it is stipulated that no assignment or transfer by Purchaser however accomplished, of any right, title or interest acquired hereunder shall relieve Purchaser of any liability or obligation previously incurred unless otherwise agreed to in writing by the parties subject hereto.

H. News Releases

Any party hereto desiring to issue a news release concerning operations conducted on the Big Canyon Prospect may provide the other party hereto with copies of the proposed release.

I. Notices/Information

All notices or information authorized or required between the parties and required by the provisions of this agreement, unless otherwise specifically provided, shall be given in writing by email or mail, postage or charges prepaid, or by telex or facsimile and addressed to the party to whom the notice is given at the address listed in the Preamble of this agreement. The originating notice given under any provision hereof or in the Operating Agreement shall be deemed given only when received by the party to whom such notice is directed, and the time for such party to give any notice in response thereto shall run from the date and time the originating notice is received.

K. Termination

This agreement terminates if the parties mutually agree or automatically by the seller if the purchase price is not fully settled as outlined under the payment terms in (Article I B Consideration) above or unless other payment terms are agreed to by the seller or by written notice from Purchaser to Seller giving ten (10) days notice that Purchaser desires to terminate the lease herein. In case of termination for none payment of the consideration as provided  under Article I.B., the Purchaser will loose its rights of ownership of the above describe working interest and net royalty interest in the Big Canyon Prospect;

L. Governing Law

This Working Interest Purchase and Sale Agreement shall be governed by and construed in accordance with the State Laws of Texas in the United States of America.

M. DEFINITIONS

All capitalized terms contained herein are as defined by industry standards.

IN WITNESS WHEREOF, this instrument is executed in duplicate by each of the parties hereto as of the date hereinabove first written.

SELLER: MESA CHICA GEOPHYSICAL, INC.

BY: /s/ Trace Maurin

TRACE MAURIN, PRESIDENT

BUYER: FIRST TITAN CORP

BY: /s/ Robert Federowicz

ROBERT FEDEROWICZ, PRESIDENT